Exhibit 99.1

For Release at 6:30 a.m. ET on Monday, January 30, 2006

Albany Molecular Research, Inc. Enters into Agreement

to Acquire European Drug Discovery Service Company

Albany, NY (January 30, 2006)—Albany Molecular Research, Inc. (Nasdaq: AMRI) today announced the signing of a stock purchase agreement to acquire ComGenex, a privately held drug discovery service company in Budapest, Hungary.

Founded in 1992, ComGenex provides contract chemistry services to the pharmaceutical and biotechnology industries, and possesses unique technologies for the rational design of chemical libraries for lead generation.  Specifically, the company integrates parallel synthesis with computational chemistry to create unique small molecules with drug-like characteristics.  The company has also developed novel applications in the areas of chemical genomics and target identification.  In 2005, ComGenex generated approximately $8.5 million in contract revenue.

Albany Molecular Research, Inc. Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “The acquisition of ComGenex further expands AMRI’s global chemistry services platform.  Very importantly, this combination creates an immediate presence in Europe in a EU member state with a significantly lower cost structure than Western European countries, while maintaining access to a comparable talent pool not only in Hungary, but all of Europe and neighboring regions.  ComGenex broadens AMRI’s customer base and gives us immediate relationships or access to pharmaceutical and biotechnology customers in England and the European continent, which up until now have not accounted for major discovery or development and small scale chemistry services revenue.  The combination with ComGenex provides an opportunity for cross selling AMRI’s many existing strong services, adds strength to our product offerings, and establishes a base for expansion in Budapest of other AMRI technologies not currently offered at this location.  Along with AMRI’s offerings in the U.S., Singapore and India, this move represents another step in the diversification and globalization of AMRI’s brand among technologies, geographic access and a range of different cost structures.”

D’Ambra added, “Dr. Ferenc Darvas, the founder of ComGenex, is a visionary entrepreneur whose team has built a successful chemistry services organization during a period of great challenge for the drug industry and companies that provide services for early stages of new drug research.  In addition to ComGenex, Dr. Darvas is respected for world class contributions in academic research, and other initiatives that he continues to pursue outside of ComGenex, most notably the microfluidics applications of chemical synthesis.  Dr. Darvas is a leader in nanochemistry as it applies to applications in new prescription drug synthesis and analog development. We look forward to working with Dr. Darvas as the organizations come together, congratulate him for his many accomplishments and wish him continued success in his further endeavors.”

ComGenex Chief Executive Officer László Ürge, Ph.D. said, “I am enthusiastic about the coming together of our organizations, since we are combining two growing businesses in order to expedite growth opportunities.  AMRI has a strong global reputation for its high quality and value-added services across a diversified range of chemistry functions, and brings to ComGenex’ customer base multiple opportunities to leverage existing relationships.  I have been impressed with the professionalism of AMRI managers with whom I have worked to date, and look forward to continue working with AMRI to facilitate our integration and realize the many synergies that we each foresee.”

Subject to customary closing conditions, the transaction is expected to be completed by the end of the first quarter.  The acquisition is expected to be neutral to AMRI’s earnings per share in 2006 and accretive beginning in 2007.  ComGenex and its subsidiaries currently have 119 employees, including 88 scientific and technical staff.  The company’s facilities contain approximately 30,000 square feet.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words and include, without limitation, statements by Dr. D’Ambra and Dr. Ürge, statements concerning the proposed acquisition, the terms and the timing of the acquisition and statements concerning earnings per share and costs.  Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the possibility that the proposed acquisition will not close; that the closing may be delayed or that the companies may be required to modify aspects of the acquisition to close the acquisition; the satisfaction of closing conditions to the acquisition; the reaction of customers of the company and ComGenex to the acquisition; the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees; the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services; the failure by the company to retain key employees of ComGenex; failure to further develop and successfully market ComGenex’ service offerings; failure to achieve anticipated revenues and earnings; costs related to the acquisition; the company’s ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development; the company’s ability to enforce its intellectual property and technology rights; the risks posed by international operations to the company; and the company’s ability to effectively manage its growth, as well as those factors discussed in the company’s Annual

Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005 and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Media Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229

Investor Contact: P. Curtis Schenck, Investor Relations Manager, Albany Molecular Research, Inc., 518-464-0279, ext. 2933